Exhibit 99.1

News Release
For Immediate Release

Novelis Names Executives to New Roles

Tom Walpole named President of Novelis North America; Nick Madden assumes Supply Chain Role

ATLANTA, Feb. 10, 2012 – Novelis Inc. announced today that Tom Walpole has been appointed Senior Vice President of Novelis and President, Novelis North America, effective immediately. The company also announced that Nick Madden, Senior Vice President and Chief Procurement Officer for Novelis, has assumed additional responsibilities for leadership of the company’s Global Supply Chain function.

In his new role, Walpole will lead the company’s North American activities in aluminum sheet and light gauge products for the beverage, automotive, construction, packaging and industrial markets as well as an extensive recycling network. Previously, Walpole was Senior Vice President, Global Manufacturing Excellence, and President, Novelis Asia, a position he held since 2007. From 2005 to 2007, he served as Vice President and General Manager of the company’s Can Products business unit.

“Tom is an exceptionally strong leader with global operating experience,” said Philip Martens, President and Chief Executive Officer of Novelis. “He has done an outstanding job of directing our world-class operations in Korea while also driving global manufacturing excellence for Novelis. I look forward to his leadership as the head of our important North American business.”

Walpole succeeds Jean-Marc Germain, who has left the company to pursue other career opportunities.

As Chief Procurement Officer, Madden leads the Company’s global metal and non-metal sourcing, recycling and metal risk management activities. With today’s announcement, he takes on additional responsibilities for strengthening the cohesiveness and efficiency of the supply chain serving the company’s expanding global network of manufacturing operations.

Prior to assuming leadership of the procurement function in 2006, Madden served as president of Novelis Europe’s Can, Litho and Recycling business from October 2004. Previously, Madden was vice president of metal management and procurement for Alcan Inc.’s Fabricated Products division in Europe from December 2000 until 2004 and was also responsible for the company’s regional recycling business.

“Nick’s industry career has spanned 33 years in a succession of senior positions,” said Martens. “Recently, he has transformed our global procurement activity into a world-class function and will now focus on strengthening our global supply chain. This is a critical function considering our aggressive growth strategy and I’m pleased to have Nick take the lead.”

About Novelis

Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has nearly 11,000 employees and reported revenue of $10.6 billion in fiscal year 2011. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.

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Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

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